UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2011

Carrols Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33174	16-1287774

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

968 James Street, Syracuse, New York	13203

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (315) 424-0513

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 5.02.        DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 1, 2011, Carrols Restaurant Group, Inc. (“Carrols Restaurant Group”) and Alan Vituli, Carrols Restaurant Group’s Chief Executive Officer and Chairman of its Board of Directors, mutually agreed to not renew Mr. Vituli’s Amended and Restated Employment Agreement with Carrols Restaurant Group and Carrols Corporation (“Carrols”), a wholly-owned subsidiary of Carrols Restaurant Group, dated as of December 31, 2008 (as amended, the “Existing Vituli Employment Agreement”). The Existing Vituli Employment Agreement will expire on December 31, 2011 according to its terms. Mr. Vituli and Carrols Restaurant Group agreed that Mr. Vituli will remain as Carrols Restaurant Group’s Chief Executive Officer through and including December 31, 2011, and on such date, Mr. Vituli will retire as Carrols Restaurant Group’s Chief Executive Officer. In addition, Carrols Restaurant Group and Mr. Vituli agreed that Mr. Vituli would resign and retire as Chairman of its Board of Directors, and will resign as a director of Carrols Restaurant Group upon Carrols Restaurant Group naming a successor to Mr. Vituli as Chairman of the Board of Directors of Carrols Restaurant Group. Carrols Restaurant Group and Mr. Vituli also agreed that, for a period commencing on the date that Mr. Vituli ceases to be a member of the Board of Directors of Carrols Restaurant Group and ending on November 1, 2013, Mr. Vituli will have the right to attend and observe any meeting of the Board of Directors of Carrols Restaurant Group and Mr. Vituli will be reimbursed for his out-of-pocket expenses incurred in connection with attending such meetings in accordance with Carrols Restaurant Group’s expense reimbursement policy for its directors then in effect. Carrols Restaurant Group and Mr. Vituli also agreed that Mr. Vituli will continue as Chairman of the Board of Directors of Fiesta Restaurant Group, Inc. (“Fiesta Restaurant Group”), although in a non-executive capacity, following the Effective Date (as defined below).

Also on November 1, 2011, Carrols Restaurant Group and Daniel T. Accordino, Carrols Restaurant Group’s President and Chief Operating Officer, mutually agreed that Mr. Accordino will become Carrols Restaurant Group’s Chief Executive Officer effective on January 1, 2012 (the “Effective Date”). Carrols Restaurant Group and Mr. Accordino also mutually agreed to not renew Mr. Accordino’s Amended and Restated Employment Agreement with Carrols Restaurant Group and Carrols, dated as of December 31, 2008 (as amended, the “Existing Accordino Employment Agreement”). In addition, Carrols Restaurant Group and Mr. Accordino agreed to enter into a new Employment Agreement with Carrols Restaurant Group and Carrols LLC, an indirect wholly-owned subsidiary of Carrols Restaurant Group, which will become effective on the Effective Date (the “New Accordino Employment Agreement”), on terms substantially similar to the Existing Accordino Employment Agreement and as described below.

Under the terms of the New Accordino Employment Agreement, Mr. Accordino will serve as Carrols Restaurant Group’s and Carrols LLC’s President and Chief Executive Officer. The New Accordino Employment Agreement will be for a term commencing on the Effective Date and ending on February 28, 2013 and will be subject to automatic renewals for successive one-year terms unless either Mr. Accordino, Carrols Restaurant Group or Carrols LLC elects not to renew the New Accordino Employment Agreement by giving written notice to the others at least 30 days before a scheduled expiration date. The New Accordino Employment Agreement provides that Mr. Accordino will receive an annual base salary of $544,000 (consistent with his current base salary) and provides that such amount may be increased annually at the sole discretion of Carrols Restaurant Group’s compensation committee. Pursuant to the New Accordino Employment Agreement, Mr. Accordino will participate in Carrols Restaurant Group’s Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees, as determined by the Compensation Committee of the Board of Directors of Carrols Restaurant Group. The New Accordino Employment Agreement also provides that if Mr. Accordino’s employment is terminated without cause (as defined in the New Accordino Employment Agreement) or Mr. Accordino terminates his employment for good reason (as defined in the New Accordino Employment Agreement), in each case within twelve months following a change of control (as defined in the New Accordino Employment Agreement), Mr. Accordino will receive a cash lump sum payment equal to 2.99 times his average salary plus his average annual bonus (paid under Carrols Restaurant Group’s Executive Bonus Plan or deferred under the Carrols Corporation & Subsidiaries Deferred Compensation Plan) for the prior five years. The New Accordino Employment Agreement also provides that if Mr. Accordino’s employment is terminated by Carrols Restaurant Group or Carrols LLC without “cause”, as defined in the New Accordino Employment Agreement (other than following a change of control as described above), or Mr. Accordino terminates his employment for “good reason”, as defined in the New Accordino Employment Agreement (other than following a change of control as described above), Mr. Accordino will receive a lump sum cash payment in an amount equal to 2.00 times his average salary plus average annual bonus (paid under Carrols Restaurant Group’s Executive Bonus Plan or deferred under the Carrols Corporation & Subsidiaries Deferred Compensation Plan) for the prior five years. The New Accordino Employment Agreement includes non-competition and non-solicitation provisions effective during the term of the New Accordino Employment Agreement and for two years following its termination.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLS RESTAURANT GROUP, INC.

Date:	November 4, 2011
By:	/s/ Paul R. Flanders
Name:	Paul R. Flanders
Title:	Vice President, Chief Financial Officer and Treasurer

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